Exhibit 10.47

Executive Survivor

Benefits Plan

The AXA Equitable Executive Survivor Benefits Plan

How the Plan Works

How does the Executive Survivor Benefits Plan work?

The AXA Equitable Executive Survivor Benefits Plan (the “Plan”; all capitalized terms not otherwise defined herein have the meanings set forth in the Plan) offers financial protection to your beneficiaries. You may choose from four Levels of protection and the form of the benefit to be paid within each Level.

Level 1 provides a death benefit equal to one times your Plan Compensation (defined below), Level 2 provides an additional one times your Compensation, and so on, up to four times your Compensation if you choose all four Levels.

If you have chosen coverage under Level 1, you are then eligible to choose additional coverage under Level 2. If you choose Level 2 coverage, you may then choose additional coverage from Level 3, and so on. You cannot take a Level of coverage if you have not taken all of the previous Levels.

You may choose a different beneficiary under each Level of coverage.

How are benefits determined?

If you die prior to your actual retirement, your beneficiary will receive a benefit determined by your annual Compensation and benefit elections at the time of your death.

If your death occurs after retirement, the benefit will be determined by your annualized final Compensation as of your retirement date and will depend on the payment option you elect.

Important Note for New Participants after 2007:

Please note that if you began participation in the Plan after 2007, any benefits due to your beneficiary(ies) under the Plan will be offset, dollar for dollar, by the amount of any benefit payable on your behalf under the MONY Split Dollar Life Insurance Plan. Also, your total benefit under the Plan will be capped if your Compensation exceeds $6,250,000.

What is considered “Compensation”?

Compensation for this Plan is defined as:

For Employees:

•	Your annual base salary.

plus

•	The average of the three highest short-term incentive compensation awards paid in the ten years prior to the date of your retirement or death or the most recent award, whichever is greater.

For Divisional Presidents and Branch Managers:

•	Your average managerial compensation.

Reduction for any Company sponsored qualified or nonqualified deferred compensation plan is disregarded for purposes of determining your Compensation.

Details of Compensation are defined more fully in the Plan document.

Level 1 Benefits

What are my payment options under Level 1?

Your Level 1 benefit is equal to one times your Compensation. However, benefits paid under Level 1 are offset by those provided through the AXA Equitable Group Life Insurance Plan (the “Group Life Plan”). Currently, your coverage under the Group Life Plan immediately reverts to $50,000 once you enroll in this Plan, regardless of any other election you may have made with respect to the Group Life Plan during open enrollment. Your beneficiary for the Group Life Plan can be different than your beneficiary for the remaining balance of the Level 1 benefit.

You have two payment options to choose from for the remainder of the benefit under Level 1 coverage:

•	A Lump Sum Benefit

•	A Survivor Income Benefit

Can I always choose either payment option?

No. The Company’s ability to provide you with the Lump Sum Benefit option is conditioned on your obtaining satisfactory medical underwriting from the insurance carrier. For Level 1 coverage only, if you do not receive favorable underwriting, the Company will provide you with a taxable lump sum benefit equal to the income tax-free benefit you would otherwise be entitled to receive. Since this noninsured benefit is taxable to your beneficiary, you are not required to pay taxes on the economic value of the benefit while you are living.

How does the Lump Sum Benefit option work?

If you choose this option and you obtain satisfactory medical underwriting, the remainder of the benefit will be paid directly from the insurance carrier to your beneficiary, income-tax free.

However, under this option, the Company is required to include as imputed income the annual economic value of this benefit on your federal form W-2 each year.

How is this economic value determined?

The economic value of this benefit is based on the amount it would cost for you to purchase a life insurance policy with the same level of coverage. If you elect the Lump Sum Benefit after January 28, 2002, the economic value is determined using term insurance rates contained in Table 2001, a table issued by the IRS. These term insurance rates are subject to change.

For example, if your Compensation is $700,000 and you elected the Lump Sum Benefit after January 28, 2002, the economic value of this benefit would be:

Plan Coverage
$700,000	Compensation
(50,000)	Group Life Benefit

$650,000	Plan Coverage

Economic Value of Coverage at Age 45
$650		Coverage (in thousands)
x 1.53		Annual rate per $1000 of coverage

$994.50	*

*	Economic value of benefit reported as part of your annual taxable income

Economic Value of Coverage at Age 60
$650		Coverage (in thousands)
x 6.51		Annual rate per $1000 of coverage

$4,231.50	*

*	Economic value of benefit reported as part of your annual taxable income

Level 1 Benefits

How does the Survivor Income Benefit option work?

If you choose this option the benefit will be paid to your beneficiary in 15 annual payments. The amounts your beneficiary receives will be taxed as ordinary income and there will be no economic value reported to you as part of your annual income.

How is the Survivor Income Benefit calculated?

The value of the 15 annual payments under the Survivor Income Benefit is intended to approximate the value of the Lump Sum Benefit option, taking into account the time value of money but not the effect of taxes (except as provided below). The interest rate used to determine the amount of each payment is fixed at the time payments begin and equals the 10-year Treasury Constant Maturity rate as of the business day immediately prior to the date of your death.

For individuals who began participation in the Plan prior to 2008, the amount of the payment will be grossed up each year based on the highest individual marginal federal income tax bracket in effect at the time of payment.

Can I receive the Survivor Income Benefit in a lump sum?

You can elect to have the present value of the 15 annual payments under the Survivor Income Benefit paid in a lump sum (note that no gross-up will apply to this payment, regardless of when participation in the plan began). Unlike the Lump Sum Benefit option, the economic value is not reported as part of your annual income, but the amount your beneficiary receives will be taxed to your beneficiary as ordinary income when received.

What happens to my Level 1 coverage when I retire?

Level 1 coverage continues to provide the same total death benefit in retirement until age 65 (or actual retirement date, if later) when Level 1 coverage is terminated. Prior to age 65, if the Group Life Plan benefit decreases due to retirement, the amount of Level 1 coverage will increase correspondingly.

Level 1 Benefits	To summarize Level 1 coverage – if the assumptions shown below remained constant, your estimated survivor benefits and costs under Level 1 coverage would be:

	Lump Sum	Survivor Income Benefit
	Benefit	Installment Option	Lump Sum Option
Group Life Benefit	$50,000 paid in a lump sum [1]	$50,000 paid in a lump sum [1]	$50,000 paid in a lump sum [1]

ESBP Benefit	$650,000 paid in a lump sum	$50,339 per year paid for 15 years	$650,000 paid in a lump sum

Cost of ESBP Benefit to Beneficiary	None; income tax-free	Taxable when received [2]	Taxable when received

Cost of ESBP Benefit To You	Economic value reported as part of your annual taxable income before your death	None	None

Assumptions: Compensation: $700,000; Interest Rate: 2.23% [3]

[1]	Tax-free benefit.
[2]	For individuals who began participation in the Plan prior to 2008, the amount of the benefit under the Installment Option will be grossed up annually based on the highest individual marginal federal income tax bracket in effect at the time of payment.
[3]	Equals 10-Year Treasury Constant Maturity rate as of March 30, 2012.

Level 2 Benefits

What is Level 2 Coverage?

You may elect additional coverage under Level 2 if you have already selected Level 1 coverage. Level 2 offers you three benefit options to choose from:

•	Lump Sum Benefit

•	Survivor Income Benefit

•	Surviving Spouse Benefit

What is the Lump Sum Benefit option?

If you choose the Lump Sum Benefit option, your beneficiary will receive a lump sum payment equal to your Compensation.

As in Level 1:

•	This benefit will be paid directly to your beneficiary from the insurance carrier, income tax free.

•	The Company is required to include the economic value of this benefit as part of your annual taxable income on your federal Form W-2 each year.

However, under Level 2 coverage there is no offset for any Group Life Plan benefit.

The Lump Sum benefit option is not available if you do not receive favorable medical underwriting from the insurance carrier.

What is the Survivor Income Benefit option?

If you choose the Survivor Income Benefit option, you will choose whether your beneficiary will receive an annual benefit for 15 years or a lump sum. (The calculation of this benefit is described on page 3 of this booklet.) As in Level 1, there is no cost to you for this protection during your lifetime, but your beneficiary will be taxed on the benefits when received.

What is the Surviving Spouse Benefit option?

If you are married, you have a third option to choose from – the Surviving Spouse Benefit. This option will provide your surviving spouse with monthly income, calculated as follows:

35% of the first $1,667 of your monthly Compensation

Plus

25% of your remaining monthly Compensation

Less

75% of your surviving spouse’s maximum monthly Social Security entitlement, payable at 65

To determine your monthly Compensation, divide your Compensation by 12. This amount will be adjusted annually after your death for cost-of living changes as measured by the percentage change in the U.S. Consumer Price Index (CPI, for all urban wage earners and clerical workers where 1967 equals 100), for the year that ends on the preceding September 30, based on the following chart.

(Continued)

Level 2 Benefits

What is the Surviving Spouse Benefit option? (Continued)

CPI	Cost of Living
Change	Adjustment (COLA)
0-3%	Full amount of CPI change
3-6%	3%
6-12%	Half the CPI change
Above 12%	6%

There is no cost to you during your lifetime for this protection, but the payments are taxed as income to your surviving spouse.

How long will my spouse receive the Surviving Spouse Benefit?

The duration of the Surviving Spouse Benefit depends upon your length of service with the Company at the time of your death. If you have less than 20 years of service, your surviving spouse will receive monthly payments until the earlier of: (a) period equal to two times your length of service (with a minimum of 60 monthly payments) and (b) your spouse’s death. If you have 20 or more years of service at the time of your retirement or your death, if earlier, your surviving spouse will receive this benefit for life.

What happens to my Level 2 coverage when I retire?

Your coverage under Level 2 will continue after your retirement.

To summarize Level 2 coverage – using the same example from Level 1, if the assumptions shown below remained constant, your estimated additional survivor benefits and costs under Level 2 would be:

Survivor Income Benefit
	Lump	Installment	Lump Sum	Surviving
	Sum Benefit	Option	Option	Spouse Benefit
ESBP Benefit	$700,000 paid in a lump sum to your beneficiary	$54,211 per year paid to your beneficiary for 15 years	$700,000 paid in a lump sum to your beneficiary	$177,000 [1] annualized benefit paid monthly to your spouse for life (assumes 20 years of service) [4]

Cost of ESBP Benefit to Beneficiary / Spouse	None; income tax-free	Taxable when received [2]	Taxable when received	Taxable when received

Cost of ESBP Benefit To You	Economic value reported as part of your annual taxable income before your death	None	None	None

Assumptions: Compensation: $700,000; Interest Rate: 2.23% [3]

[1]	Before Social Security reduction.
[2]	For individuals who began participation in the Plan prior to 2008, the amount of the benefit under the Installment Option will be grossed up annually based on the highest individual marginal federal income tax bracket in effect at the time of payment.
[3]	Equals 10-Year Treasury Constant Maturity rate as of March 30, 2012.
[4]	Adjusted annually after the death of the participant for cost of living changes.

Levels 3 & 4 Benefits

What are Levels 3 and 4 coverage?

You may choose additional coverage under Level 3 after you have elected coverage under both Levels 1 and 2. You may choose Level 4 benefits after you have elected coverage under Levels 1, 2 and 3.

What is the cost for Levels 3 and 4 coverage?

Levels 3 and 4 require that you make contributions to the Plan, as shown in the table below:

Annual Contribution Rates per $1,000
Age	Rate per $1,000
39 and under	$.60
40-44.70
45-49	1.10
50-54	1.80
55-59	2.80
60-64	4.10

In addition, if the economic value of your coverage for any year is greater than the amount you contribute for that year, the difference will be imputed income to you and will be included on your W-2 form for that year.

What are my choices under Levels 3 & 4?

Levels 3 and 4 offer you three choices for additional survivor benefits:

•	Lump Sum Benefit

•	Survivor Income Benefit

•	Surviving Spouse Income Addition

What is the Lump Sum Benefit option?

If you choose the Lump Sum Benefit option, your beneficiary will receive a lump sum payment equal to your Compensation. This benefit will be paid directly to your beneficiary from the insurance carrier and is not subject to income tax.

The Lump Sum Benefit option is not available if you do not receive favorable medical underwriting from the insurance carrier.

What is the Survivor Income Benefit option?

If you elect the Survivor Income Benefit, you also will choose whether your beneficiary will receive an annual benefit for 15 years or a lump sum. (The calculation of this benefit is described on page 3 of this booklet.) This benefit will be taxable when received by your beneficiary.

What is the Surviving Spouse Income Addition option?

If you are married, you may elect this third benefit option that will provide your surviving spouse with monthly income for life, with a minimum of 60 months of payments. This monthly payment will be equal to an annualized benefit of 10% of your Compensation and will be adjusted annually after your death for cost-of living changes as measured by the CPI (defined on page 5).

Levels 3 & 4 Benefits

What happens to my Levels 3 and 4 coverage when I retire?

Coverage under Levels 3 and 4 will continue without reduction.

Regardless of your actual retirement age, contributions will continue to be required until you reach age 65. If you have elected the Lump Sum Benefit option under Level 3 and/or 4, the Company will continue to include any excess of the economic value of your coverage over your annual contributions as imputed income on your federal Form W-2 (thus, the entire economic value of your coverage will be included as imputed income on your federal Form W-2 after your contributions cease).

If you have elected either the Survivor Income Benefit or the Surviving Spouse Income Addition options under Level 3 and/or 4, there will be no cost to you after reaching age 65.

To summarize Levels 3 and 4 coverage – using the same examples, if the assumptions shown below remained constant your additional survivor benefits and costs under each Level of coverage prior to age 65 would be:

Survivor Income Benefit
	Lump	Installment	Lump Sum	Surviving Spouse
	Sum Benefit	Option	Option	Income Addition
ESBP Benefit for Each Level	$700,000 paid in a lump sum to your beneficiary	$54,211 per year paid to your beneficiary for 15 years	$700,000 paid in a lump sum to your beneficiary	$70,000 [1] annualized paid monthly to your spouse for life [3]

Cost of ESBP Benefit to Beneficiary / Spouse	None; income tax-free	Taxable when received [1]	Taxable when received	Taxable when received

Cost of ESBP Benefit To You	Annual contribution per table to age 65; excess of economic value of coverage over annual contributions reported as part of annual taxable income until death (see page 7)	Annual contribution per table to age 65; (see page 7)	Annual contribution per table to age 65; (see page 7)	Annual contribution per table to age 65; (see page 7)

Assumptions: Compensation: $700,000; Interest Rate: 2.23% [2]

[1]	For individuals who began participation in the Plan prior to 2008, the amount of the benefit under the Installment Option will be grossed up annually based on the highest individual marginal federal income tax bracket in effect at the time of payment.
[2]	Equals 10-Year Treasury Constant Maturity rate as of March 30, 2012.
[3]	Adjusted annually after the death of the participant for cost of living changes.

General Information

Which combination of Levels and payment options is the best choice?

The best choice for you will depend on your age, your family/spousal situation, and your personal financial situation. You may want to consult your own tax or financial planning consultant for advice and recommendations.

May I change the Levels of coverage and payment option I elect?

You may elect increased Levels of coverage only in the case of marriage or the birth of a child. In addition, you may only elect the Surviving Spouse Benefit or the Surviving Spouse Income Addition Benefit when you initially enroll in the Plan or in the case of marriage or the birth of a child. To make these elections, you must complete and return a change form within 90 days after the event or in the next annual re-enrollment period occurring after the event (provided that if the event occurs while an annual re-enrollment period is occurring, you must return your change form during that period). All other election changes may be made once a year during the annual re-enrollment period, provided that you complete and return a change form before the re-enrollment deadline.

In the case of divorce or death of a spouse where change of election is not made within 90 days after the event, and prior to commencement of benefits, any spousal benefit coverage you may have elected under Level 2, 3 or 4 (i.e., the Surviving Spouse Benefit or the Surviving Spouse Income Addition Benefit) will automatically revert to the Survivor Income Benefit 15 annual payment option.

May I change my beneficiary under the Plan?

You may change your beneficiary at any time by completing and returning a new beneficiary designation form. In the case of divorce or death of a spouse where you have elected spousal benefit coverage or named your spouse as your beneficiary for the Lump Sum Benefit option, we recommend that you complete and return a new beneficiary designation form as soon as possible.

What happens if I become disabled?

If you become disabled and are receiving benefits under the Group Disability Plan, your survivor benefits under this Plan will continue and your contributions will cease. If you do not recover from your disability prior to your attainment of age 65, your survivor benefits will continue under the retirement provisions of this Plan.

General Information

(continued)

What are my obligations under the Plan?

The Company intends to provide for its financial commitment under the Plan by purchasing insurance on your life. As a condition of participation in the Plan, you agree to execute any documents and cooperate with any insurance underwriting requirements, including, but not limited to, a medical exam. If you refuse to cooperate, the Company can deny you participation in the Plan.

The Company may periodically adjust the amount of the existing life insurance policy to reflect increases in your Compensation, which may require additional underwriting.

Who is responsible for administering the Plan?

The Plan is administered by the Administrative Committee (the “Plan Administrator”), which has the right to interpret the Plan and to decide any and all matters that may arise under the terms of the Plan.

What are the claims procedures for the Plan?

You (or your beneficiary) should submit a written application to the Plan Administrator if you (or your beneficiary) believe you are eligible to receive payments under the Plan and have not received them. The Plan Administrator (or its delegates) will notify you, or your beneficiary, as applicable, in writing of its determination within 90 days after its receipt of your, or your beneficiary’s, initial claim for benefits. However, this period may be extended for up to an additional 90 days if the Plan Administrator (or its delegates)

determine(s) that special circumstances require such an extension of time for processing the claim. If an extension of time is necessary, the Plan Administrator (or its delegates) will provide you, or your beneficiary, as applicable, with written notice prior to the expiration of the initial 90-day period stating the circumstances requiring the extension of time and the date by which it expects to render a decision.

If your (or your beneficiary’s) claim is denied in whole or in part, the denial notice will be in a written manner intended to be understood by you, or your beneficiary, as applicable, and will state the following:

•	the specific reason(s) for the denial;

•	reference to the specific Plan provisions on which the adverse determination is based;

•	a description of any additional material or information necessary for you, or your beneficiary, as applicable, to prove the claim and an explanation of why such material or information is necessary;

•	that you, or your beneficiary, as applicable, are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and

•	an explanation of the Plan’s claim review and appeal procedures, and the time limits applicable to such procedures including a statement that if your (or your beneficiary’s) claim is denied on appeal, you, or your beneficiary, as applicable, have the right to bring a civil action under ERISA Section 502(a).

General Information

(continued)

You, or your beneficiary, as applicable, may appeal the denial by submitting a written request to the Benefits Appeals Committee (BAC) within 60 days after your (or your beneficiary’s) receipt of the denial letter. Your appeal should be sent to: Benefits Appeals Committee, c/o AXA Equitable Life Insurance Company, 525 Washington Boulevard, 36th Floor, Jersey City, New Jersey 07310-1606, Attn: Benefits Strategy, Design & Delivery.

With your appeal submission, you (or your beneficiary) may submit to the BAC any written comments, documents, records and other information you (or your beneficiary) see relevant to your (or your beneficiary’s, as applicable) claim. In addition, upon request to the BAC, you (or your beneficiary) may review all relevant Plan documents, records, and other information relevant to the appeal and receive copies, free of charge, of such as documents. Please note: only one appeal is allowed.

The BAC will review your (or your beneficiary’s) appeal taking into account all written comments, documents, records and other information (including employment information for eligibility or coverage determination) submitted by you (or your beneficiary), or on your behalf (or your beneficiary’s behalf), regardless of whether you (or your beneficiary) originally submitted the information or whether it was considered in the initial benefit determination. The BAC may hold a hearing or engage in any other method of information gathering to adjudicate the claim, if, in the BAC’s sole discretion, such as action is necessary.

Generally, the BAC will notify you (or your beneficiary) of its decision on the appeal within 60 days after its receipt of a request for a review. However, this period may be extended for up to an additional 60 days if the BAC determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim.

If an extension of time is necessary, the BAC will furnish you, or the beneficiary, with written notice prior to the termination of the initial 60-day period stating the special circumstances requiring an extension of time and the date by which the BAC expects to render its determination on review.

The period of time within which the BAC is required to make a benefit determination begins at the time your (or your beneficiary’s) appeal is received, without regard to whether all of the information necessary to make a benefit determination accompanies the filing. In the event that a period of time is extended due to your (or your beneficiary’s) failure to submit information necessary to decide your (or your beneficiary’s) appeal, the period for making the determination will be tolled from the date on which the notification of the extension is sent to you (or your beneficiary, as applicable), until the date on which you (or your beneficiary, as applicable) respond to the request for additional information.

General Information

(continued)

The BAC will notify you (or your beneficiary, as applicable) in writing of its decision on the appeal. If the BAC denies the appeal, the denial notice will be written in a manner intended to be understood by you (or your beneficiary, as applicable) and will state the following:

•	the specific reason(s) for the adverse determination;

•	reference to the specific Plan provisions on which the adverse appeal determination was based or reference to other Company publication or policies on which the adverse eligibility or coverage determination is based, as applicable;

•	that you (or your beneficiary, as applicable) are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits (and your appeal), and

•	that you (or your beneficiary) have a right to bring a civil action under ERISA Section 502(a).

Your (or your beneficiary’s) benefits will be paid from the Plan only if the Plan Administrator (or its delegates) or the BAC (as the case may be) decide(s) in its discretion that you (or your beneficiary) are entitled to them. In reviewing your benefits claim, the Plan Administrator (or its delegates) and the BAC have sole and full discretionary authority to interpret the terms of the Plan, including any uncertain terms, to determine eligibility for, entitlement to, and the amount of any benefits, and to make factual findings and determine any other claims related to the Plan. Any interpretation or determination made pursuant to such discretionary authority will be given full force and effect. Other than employment or Company contract status claims, which decisions are made by the Company in its sole discretion, any interpretation or determination by the Plan Administrator (or its delegates) or the BAC (as the case may be) will be final, conclusive and binding on all interested parties, and such interpretation or determination will be given full force and effect and will be afforded the maximum deference permitted by law.

What is the Statute of Limitations for bringing an action related to the Plan?

The Plan provides a two-year statute of limitations for filing an “Action.” An “Action” is any claim or suit filed in court or in another forum that relates to the Plan (including without limitation, any claim to suit related to an individual’s eligibility for benefits, the amount of an individual’s benefits, a Plan interpretation, an individual’s rights under ERISA, or any other matters related to the Plan) and is against: (a) the Plan, (b) the Company, (c) any of the Company’s affiliates or subsidiaries, their predecessors, successors, or assigns, (d) the trustee, (e) the Plan Administrator, (f) the claims administrator or (g) any delegates of the above. An Action does not include any claim or action that cannot be subject to contractual statute of limitations provisions under applicable laws.

Under the two-year statute of limitations, you (or your representative on your behalf, such as your heirs, estate, spouse or beneficiary) may bring an Action within two years of when your cause of action arose. A cause of action arises when you know or should know there is an issue related to the Plan that could give rise to an Action. You know or should know when a cause of action arises when, for example, you receive notice of relevant Plan information, even if you do not read the information provided to you.

The two year statute of limitations is effective as of January 1, 2012. If a cause of action arose prior to January 1, 2012, the applicable statute of limitations will be redetermined as of January 1, 2012 and will be the lesser of: (i) the remaining amount of time under the statute of limitations in effect when the cause of action arose, determined as of December 31, 2011 and (ii) two years.

General Information

(continued)

Example: Assume that (a) you have a cause of action against the Plan that arose on July 1, 2010 and (b) the statute of limitations applicable to your claim as of that date was three years. You will have until July 1, 2013 to file an Action since your stature of limitations will be redetermined as of January 1, 2012 to be the lesser of (i) the remaining amount of time under the statute of limitations in effect when your cause of action arose, determined as of December 31, 2011 (i.e., 18 months) and (ii) two years.

Example: Assume that: (a) you have a cause of action against the Plan that arose on July 1, 2010 and (b) the statute of limitations applicable to your claim as of that date was four years. You will have until January 1, 2014 to file an Action since your statute of limitations will be redetermined as of January 1, 2012 to be the lesser of: (i) the remaining amount of time under the statute of limitations in effect when your cause of action arose, determined as of December 31, 2011 (i.e., 30 months) and (ii) two years.

In addition to the two year statute of limitations described above, you must fully exhaust all of your actual or potential rights under the Plan’s claims procedures prior to filing an Action. Please note that you cannot bring any Action to recover any benefit, or assert any right under or regarding the Plan, if you do not file a valid complete initial written claim for a benefits and seek timely review (appeal) of any denial of your claim as described in this General Information chapter. This exhaustion requirement is intended to be interpreted to require exhaustion in as many circumstances as permitted by law.

The two-year statute of limitations will be suspended (i.e., tolled) upon issuance of an initial written denial of your claim by the Plan Administrator as follows:

•	If you timely appeal the denial of your claim, the two-year statute of limitations will be tolled from the date of issuance of the initial written denial of your claim to the date that the BAC (or its delegates) makes a decision on your appeal in writing in accordance with the Plan’s procedures.

•	If you do not timely appeal the denial of your claim (or do not meet any other timeliness requirements during the review), the two-year statute of limitations will be tolled from the date of issuance of the initial written denial of your claim to the last date of the Plan’s appeal period.

Once the tolling period ends, the remaining time in the two-year statute of limitations will start running again.

Example:

Assume the following facts:

•	You knew as of November 21, 2012 that you had a claim against the Plan;

•	On December 1, 2012, you made a claim to the Plan Administrator;

•	On December 21, 2012, the Plan Administrator issued an initial denial of your claim and informed you that you had 60 days from the receipt of the denial to file an appeal with the BAC;

•	On January 9, 2013, you timely filed an appeal with the BAC; and

•	On March 9, 2013, the BAC confirmed the denial of your claim.

Under these facts:

•	Your cause of action arose on November 21, 2012;

•	Your two-year statute of limitations started on November 21, 2012; and

•	Your two-year statute of limitations was tolled from December 21, 2012 until March 9, 2013.

Accordingly, you have one year and eleven months from March 9, 2013 to bring an Action (or else your Action will be time-barred).

General Information

(continued)

Example:

Assume the following facts:

•	You knew as of November 21, 2012 that you had a claim against the Plan;

•	On December 1, 2012, you made a claim to the Plan Administrator;

•	On December 21, 2012, the Plan Administrator issued an initial denial of your claim and informed you that you had 60 days from the receipt of the denial to file an appeal with the BAC; and

•	You did not appeal to the BAC or untimely appealed after the expiration of the 60-day appeal period.

Under these facts:

•	Your cause of action arose on November 21, 2012;

•	Your two-year statute of limitations started on November 21, 2012; and

•	Your two-year statute of limitations was tolled from December 21, 2012 until the last day of the appeal period.

Accordingly, your statute of limitations to bring an Action is one year and eleven months from the last day of the appeal period. However, you are barred from bringing an Action since you did not fully exhaust all of your actual or potential rights under the Plan’s claim procedures.

Example:

Assume the following facts:

•	You knew as of July 1, 2010 that you had a claim against the Plan;

•	The statute of limitations applicable to your claim as of July 1, 2010 was three years;

•	On December 1, 2011, you made a claim to the Plan Administrator;

•	On December 21, 2011, the Plan Administrator issued an initial denial of your claim and informed you that you had 60 days from the receipt of the denial to file an appeal with the BAC;

•	On January 9, 2012, you timely filed an appeal with the BAC, and

•	On March 9, 2012, the BAC confirmed the denial of your claim.

Under these facts:

•	Your cause if action arose on July 1, 2010;

•	The statute of limitations applicable to your claim will be redetermined on January 1, 2012 to be the lesser of: (i) the remaining amount of time under the statute of limitations in effect when your cause of action arose, determined as of December 31, 2011 (i.e., 18 months) and (ii) two years; and

•	The 18 month period will not be tolled since tolling only applies to the new two-year statute of limitations.

Accordingly, you have 18 months from January 1, 2012 (i.e., until July 1, 2013) to bring an Action (or else your Action will be time-barred).

General Information

(continued)

Example:

Assume the following facts:

•	You knew as of July 1, 2010 that you had a claim against the Plan;

•	The statute of limitations applicable to your claim as of July 1, 2010 was four years;

•	On December 1, 2011, you made a claim to the Plan Administrator;

•	On December 21, 2011, the Plan Administrator issued an initial denial of your claim and informed you that you had 60 days from the receipt of the denial to file an appeal with the BAC;

•	On January 9. 2012, you timely filed an appeal with the BAC; and

•	On March 9, 2012, the BAC confirmed the denial of your claim.

Under these facts:

•	Your cause of action arose on July 1, 2010;

•	The statute of limitations applicable to your claim will be redetermined on January 1, 2012 to be the lesser of (i) the remaining amount of time under the statute of limitations in effect when your action arose, determined as of December 31, 2011 (i.e., 30 months) and (ii) two years; and

•	Your statute of limitations will be tolled until March 9, 2012.

Accordingly, you have two years from March 9, 2012 (Until March 9, 2014) to bring an Action (or else your Action will be time-barred).

Where can actions be filed?

Effective as of January 1, 2012, you or your beneficiary may only file a new Action (an Action not yet brought in court or in another forum) in the United States District Court of New Jersey.

Is the Plan covered by ERISA?

The Plan is a welfare benefit program intended primarily for a select group of management or highly compensated employees of the Company that is exempt from most provisions of ERISA.

Please Note
The Company reserves the right to amend or terminate the Plan in its discretion in accordance with the terms of the Plan.

This is only a summary of the main provisions of the Plan as of April 1, 2012. As with any plan summary, the official and controlling provisions of each Plan are contained in the Plan Documents and Agreements that relate to each part of the Plan. If there are any discrepancies, the Plan Documents and Agreements will govern.

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